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UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

SCHEDULE 14A

Proxy Statement Pursuant to Section 14(a) of
the Securities Exchange Act of 1934 (Amendment No.           )

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Genzyme Corporation
(Name of Registrant as Specified In Its Charter)

(Name of Person(s) Filing Proxy Statement, if other than the Registrant)

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GENZYME CORPORATION 500 Kendall Street Cambridge, MA 02142 (617) 252-7500

Dear Shareholders:

        We invite you to attend our Annual Meeting of Shareholders to be held on Thursday, May 26, 2005 at The Cambridge Marriott Hotel, 2 Cambridge Center, Cambridge, Massachusetts 02142.

        The enclosed proxy statement explains the agenda for the meeting and voting information and procedures. It also includes information about our board of directors and senior management. Please read this booklet carefully. Also included with the proxy statement is a copy of the Genzyme 2004 Annual Report and your proxy card.

        Whether or not you plan to attend the annual meeting, your vote is very important to us. Information about voting procedures can be found in the proxy statement. Please return a signed proxy card or give us instructions by telephone or over the Internet, so that you can be sure your shares will be properly voted.

Sincerely,

Henri A. Termeer
Chairman and
Chief Executive Officer

Notice of Annual Meeting of Shareholders of Genzyme Corporation

Date:	Thursday, May 26, 2005
Time:	2:00 - 4:00 p.m.
Place:	The Cambridge Marriott Hotel 2 Cambridge Center Cambridge, Massachusetts 02142
Purpose:	We are holding the annual meeting for shareholders to consider four company sponsored proposals and one shareholder sponsored proposal, as follows:
	•	The re-election of two directors, each for a three-year term.
	•	An amendment to our 1999 Employee Stock Purchase Plan to increase the number of shares of common stock covered by the plan by 1,000,000 shares.
	•	An amendment to our 2004 Equity Incentive Plan to increase the number of shares of common stock covered by the plan by 10,000,000 shares.
	•	The ratification of our selection of independent auditors.
	•	A shareholder sponsored proposal, if properly presented at the annual meeting, that the board of directors declassify the board so that all directors are elected annually.
	•	Action on any other matter that may be properly brought before the meeting.
Only shareholders of record at the close of business on March 31, 2005 will be entitled to vote at the meeting.
Your board of directors recommends a vote "in favor of" each of the company proposals and recommends a vote "against" the shareholder proposal.
Proxy Material Mailing Date:
April 18, 2005
By order of the Board of Directors, Peter Wirth, Secretary

GENERAL INFORMATION ABOUT VOTING

Our board of directors is soliciting proxies for the 2005 Annual Meeting of Shareholders. This proxy statement explains the agenda, voting information and procedures. Please read it carefully.

In this proxy statement, references to "the company" or "Genzyme" and, except within the Audit Committee Report, the Nominating and Corporate Governance Committee Report and the Compensation Committee Report on Executive Compensation, references to "we", "us" or "our" mean Genzyme Corporation.

Who can vote.    Only shareholders of record of Genzyme common stock at the close of business on March 31, 2005 can vote at the meeting. Through June 30, 2003, we had three outstanding series of common stock, each of which was listed for trading on The NASDAQ Stock Market®. Each series was designed to reflect the value and track the performance of one of our divisions. We refer to each series of common stock as follows:

  •
  Genzyme General Division Common Stock = "Genzyme General Stock;"

  •
  Genzyme Biosurgery Division Common Stock = "Biosurgery Stock;" and

  •
  Genzyme Molecular Oncology Division Common Stock = "Molecular Oncology Stock."

Effective July 1, 2003, we eliminated our tracking stock capital structure. On May 27, 2004, our shareholders approved amendments to our charter that eliminated the designation of separate series of our common stock. We now refer to our single series of common stock as "Genzyme Stock". All information in this proxy statement reflects these changes in our capital structure.

Quorum.    In order to hold and complete the business of the annual meeting, we must have a majority of the votes entitled to be cast represented in person or by proxy at the meeting. On our record date, March 31, 2005, we had outstanding and entitled to vote 251,564,761 shares of Genzyme Stock. With respect to all matters that will come before the meeting, each share is entitled to one vote.

Voting Procedures—Shareholders of Record and Beneficial Owners.    You are a shareholder of record if your shares of Genzyme Stock are registered directly in your own name with our transfer agent, American Stock Transfer and Trust Company, Inc. (AST). You are a beneficial owner if a brokerage firm, bank, trustee or other agent (called a "nominee") holds your stock. This is often called ownership in "street name" because your name does not appear in the records of AST.

How to vote your shares.    You may vote in one of four ways. First, you may vote by mail by completing, signing, dating and mailing your proxy card in the envelope provided. Second, you may vote on the Internet by (i) following the instructions on the proxy ballot form mailed to you, or (ii) going to www.eproxyview.com/genz and, using your proxy ballot form, following the online instructions. Third, you may vote by telephone by using a touch-tone telephone and calling 1-800-proxies. Massachusetts law permits electronic submission of proxies. You will need your proxy card in hand when voting on the Internet or by phone. Fourth, you may vote in person at the meeting. If your shares are held in nominee name, you must request a legal proxy from your nominee as proof of ownership in order to vote in person at the meeting.

How you may revoke your proxy instructions.    You may revoke or amend your proxy at any time before it is voted at the annual meeting by writing to us directly, submitting a new proxy with a later date by mail, over the telephone or on the Internet, or by attending the meeting and voting in person.

What if you get more than one proxy card?    This means that you may have more than one account at the transfer agent and/or with a nominee. Your proxy card lists the number of shares you are voting. Please sign and return all proxy cards to be sure that all of your shares are voted.

We recommend you consolidate your holdings under the same name, address and tax identification number, if possible. This will eliminate some duplication of mailings and reduce our costs. Please contact your nominee to consolidate accounts, or our transfer agent, American Stock Transfer and Trust Co., Inc. at (800) 937-5449.

How your votes are counted.    Adoption of the proposals that are scheduled to be presented at the meeting, other than the election of directors, require that the number of votes cast in favor of the proposal exceed the number of votes cast against the proposal. Directors will be elected by a plurality of votes cast. If you are a shareholder of record and you sign and return your proxy card marked "abstain" or "withhold" on any proposal, your shares will not be voted on that proposal and will not be counted as votes cast in the final tally of votes on that proposal. However, your shares will be counted for purposes of determining whether a quorum is present. If you are a beneficial owner and indicate that you wish to abstain from voting on a proposal or withhold authority to vote for one or more nominees for director, your nominee will so indicate on the proxy card returned to us. Under stock exchange rules, a nominee may not vote on "non-routine" matters without receiving your specific voting instructions. This is called a "broker non-vote." At the annual meeting, your nominee will not be able to submit a vote on the proposed amendments to our stock option plans unless it receives your specific instructions. The nominee will be able to vote on the other matters if it does not receive your instructions.

Discretionary authority.    Subject to the rules related to voting by brokers described above, if you sign and return your proxy card without making any specific selections, your shares will be voted in the manner recommended by the board of directors. If other matters come before the annual meeting, the persons named on the proxy card will have the authority to vote on those matters for you as they determine. At this time, we are not aware of any matters that will come before the annual meeting other than those disclosed in this proxy statement.

Costs of solicitation.    We will bear the costs of proxy solicitation. We are also paying Innisfree M&A Incorporated, a proxy solicitation firm, $12,000 plus expenses to help us with the solicitation of proxies. Innisfree will distribute proxy material and solicit proxies from brokerage houses, custodians, nominees and other fiduciaries. In addition, our officers and employees may solicit proxies personally, electronically, by telephone or by mail without additional compensation to them. We reimburse, on request, the fees and expenses of brokers and other nominees for sending you the proxy materials and sending in your vote.

Results of the voting.    We plan to post the results of the voting on the corporate governance page of our corporate Web site at www.genzyme.com shortly after the meeting. We will also publish the results in our Quarterly Report on Form 10-Q that we will file with the Securities and Exchange Commission (SEC) in August 2005.

Annual meeting to be broadcast on our Web site.    The annual meeting will be broadcast live over the Internet at our corporate Web site at www.genzyme.com/corp/investors/inv_home.asp. For more information, and to listen to the meeting, please go to the Investors area of the site. The contents of our Web site are not incorporated into this document.

STOCK OWNERSHIP

        The table below shows how many shares are held by anyone who is known to us to own more than 5% of the outstanding shares of our common stock. The information in this table is as of March 31, 2005, and is based on filings submitted by these companies to the SEC regarding their ownership of our stock. Unless noted, each shareholder has sole voting and investment power for the shares listed in the table.

	Shares of Genzyme Stock Beneficially Owned	%
Citigroup, Inc.(1) 399 Park Avenue New York, NY 10043	23,251,388	9.24
Massachusetts Financial Services Company(2) 500 Boylston Street Boston, MA 02116	14,279,474	5.68
Wellington Management Company, LLP(3) 75 State Street Boston, MA 02109	27,772,042	11.04

(1)
Citigroup, Inc. (Citigroup) is a holding company, investment manager and advisor for Citicorp Bank. Citigroup shares voting and dispositive power for all of the shares listed, including with certain of its subsidiaries. No single client of Citigroup or its subsidiaries is known to own more than 5% of the shares listed. Of the shares listed:

•
Citigroup Global Market Holdings, Inc. (Citigroup Holdings), a holding company of which Citigroup is the sole stockholder, shares voting and dispositive power for 22,745,257 of the shares listed;

•
Citigroup Financial Products, Inc. (CFP), of which Citigroup Holdings is the sole stockholder, shares voting and dispositive power for 15,503,974 of the shares listed; and

•
Citigroup Global Markets, Inc., of which CFP is the sole stockholder, shares voting and dispositive power for 15,286,083 of the shares listed.

(2)
Massachusetts Financial Services Company (MFS) is a registered investment advisor. No single client of MFS is known to own more than 5% of the shares listed. The shares listed include 70,298 shares which may be acquired through conversion of convertible notes.

(3)
Wellington Management Company, LLP (Wellington) is a holding company and registered investment advisor. Its clients can receive or direct the receipt of dividends and proceeds from sales of shares disposed of by Wellington. No single client of Wellington is known to own more than 5% of the shares listed. Wellington has the power to dispose, or to direct the disposition of, all of the shares listed and has shared power to vote, or to direct the vote, with respect to 14,563,238 shares.

        The following table shows how many shares of our common stock are beneficially owned by our executive officers listed in the compensation table on page 15, our directors, and all of our current executive officers and directors together as a group. Unless otherwise noted, each director and officer has sole voting and investment power for the shares listed. The information in this table is as of March 31, 2005 and is based on filings submitted by these individuals to the SEC.

	Shares of Genzyme Stock Beneficially Owned(1) (* Indicates less than 1%)
Henri A. Termeer(2)	3,440,031	1.4%
Earl M. Collier, Jr.	275,525	*
Georges Gemayel	58,083	*
Peter Wirth	685,666	*
Michael S. Wyzga	223,564	*
Constantine E. Anagnostopoulos(3)	78,197	*
Douglas A. Berthiaume(4)	141,890	*
Henry E. Blair	66,715	*
Gail Koziara Boudreaux	15,000	*
Robert J. Carpenter	200,327	*
Charles L. Cooney(5)	70,158	*
Victor J. Dzau	51,955	*
Sen. Connie Mack III	51,955	*
All current officers and directors as a group (16 people)	6,345,384	2.5%

(1)
The shares listed include the following stock options exercisable within 60 days after March 31, 2005:

Number of Shares Subject To Stock Options
Henri A. Termeer	2,772,586
Earl M. Collier, Jr.	274,761
Georges Gemayel	57,400
Peter Wirth	679,089
Michael S. Wyzga	208,307
Constantine E. Anagnostopoulos	57,008
Douglas A. Berthiaume	79,688
Henry E. Blair	60,488
Gail Koziara Boudreaux	15,000
Robert J. Carpenter	152,998
Charles L. Cooney	57,008
Victor J. Dzau	51,955
Sen. Connie Mack III	51,955
All current officers and directors as a group (16 people)	5,457,480

(2)
The stock beneficially owned by Mr. Termeer includes 2,371 shares held by his wife and 1,256 shares held in trusts for the benefit of Mr. Termeer's children. Mr. Termeer disclaims beneficial ownership of all shares held by his wife and the trusts.

(3)
The stock beneficially owned by Dr. Anagnostopoulos includes 100 shares held by his wife. Dr. Anagnostopoulos disclaims beneficial ownership of all shares held by his wife.

(4)
The stock beneficially owned by Mr. Berthiaume includes 4,048 shares held by his wife. Mr. Berthiaume disclaims beneficial ownership of all shares held by his wife.

(5)
The stock beneficially owned by Dr. Cooney includes 10,654 shares held jointly with his wife, 240 shares held individually by his wife and 2,696 shares held by his son. Dr. Cooney disclaims beneficial ownership of all shares held individually by his wife and his son.

ELECTION OF DIRECTORS

        Our charter divides the board of directors into three classes, with each class being as equal in size as possible. Each class of directors is elected for a three-year term. The nominees for election this year will have terms expiring in 2008. If for some reason a nominee is unable to serve, the nominating and corporate governance committee may propose a substitute nominee at the annual meeting and the proxies will vote to approve the election of the substitute nominee.

        We currently have nine directors. Dr. Anagnostopoulos, whose current term as a director expires at the annual meeting, has decided to retire from the board. Due to this retirement, our board has fixed the number of directors at eight. Robert J. Carpenter and Charles L. Cooney have been nominated for re-election to the board by our nominating and corporate governance committee. Each of the nominees has agreed to serve as a director if he is elected.

        Set forth below are the biographies of each nominee for election this year, followed by biographies of our directors who are continuing in office:

Robert J. Carpenter, director since 1994

        Mr. Carpenter, 60, is Executive Chairman of the Board of Peptimmune, Inc., which develops immunotherapies for treating auto-immune and allergy diseases. He served as President and Chairman of Peptimmune from January 2002 until November 2004. He is also President of Boston Medical Investors, Inc., a privately-held company he formed in 1994 that invests in early stage health care companies.

Charles L. Cooney, director since 1983

        Dr. Cooney, 60, is a Professor of Chemical and Biochemical Engineering, Faculty Director, Deshpande Center for Technological Innovation and Co-Director of the Program on the Pharmaceutical Industry at Massachusetts Institute of Technology. Dr. Cooney joined the MIT faculty as an Assistant Professor in 1970 and became a Professor in 1982. Dr. Cooney is a director of CUNO, Inc., a high technology manufacturer of filtration products for separation, clarification and purification of liquids and gases. He is also a principal of BioInformation Associates, Inc., a consulting company.

DIRECTORS CONTINUING IN OFFICE

        The following directors were elected at our 2003 annual meeting for terms ending in 2006:

Victor J. Dzau, M.D., director since 2000

        Dr. Dzau, 59, is the Chancellor for Health Affairs and President and Chief Executive Officer, Health System at Duke University Medical Center and Health System in Durham, NC. From July 1996 until September 2004, he was the Hersey Professor of the Theory and Practice of Medicine at the Harvard Medical School and Chairman of the Department of Medicine, Physician in Chief and Director of Research at Brigham and Women's Hospital in Boston, Massachusetts. Dr. Dzau sits on the board of directors of Corgentech, Inc. and the Duke University Health System.

Senator Connie Mack III, director since 2001

        Senator Mack, 64, has served since February 2005 as senior policy advisor and co-chairman of the government relations practice group at King & Spalding LLP, a Washington D.C. law firm. Senator Mack served as a United States Senator from the state of Florida from January 1989 until January 2001. After leaving the Senate, from February 2001 until February 2005 he served as senior policy advisor in the government relations practice at Shaw Pittman, a Washington, D.C. law firm. In January 2005, Senator Mack was appointed by President George Bush to serve as chairman of the President's Advisory Panel on

Tax Reform. Since June 2003 Senator Mack has served as a member of the advisory committee to the Director, National Institutes of Health (NIH). He is Chairman of the parent board of the H. Lee Moffitt Cancer Center and Research Institute. Senator Mack is also a director of Mutual of America Life Insurance Co., Darden Restaurants, EXACT Sciences Corporation and Moody's Corp.

Henri A. Termeer, director since 1983

        Mr. Termeer, 59, has served as our President and a Director since October 1983, as Chief Executive Officer since December 1985 and as Chairman of the Board since May 1988. For ten years prior to joining us, Mr. Termeer worked for Baxter International Laboratories, Inc., a manufacturer of human health care products. Mr. Termeer is a director of ABIOMED Inc. and a trustee of Hambrecht & Quist Healthcare Investors and of Hambrecht & Quist Life Sciences Investors.

        The following directors were elected at our 2004 Annual Meeting for terms ending in 2007:

Douglas A. Berthiaume, director since 1988

        Mr. Berthiaume, 56, has been Chairman, President and Chief Executive Officer of Waters Corporation, a high technology manufacturer of high performance liquid chromatography instrumentation and consumables, and thermal analysis and mass spectrometry products used for analysis and purification since 1994.

Henry E. Blair, director since 1981

        Mr. Blair, 61, is the Chairman, President and Chief Executive Officer of Dyax Corp., which develops and commercializes new products for the pharmaceutical and biopharmaceutical industries. He has served as a director and officer of Dyax since its formation in 1989. Prior to January 1990, Mr. Blair was our Senior Vice President, Scientific Affairs from the time he co-founded Genzyme in 1981.

Gail Koziara Boudreaux, director since 2004

        Ms. Boudreaux, 44, has been the President of Blue Cross and Blue Shield of Illinois, a division of Health Care Service Corporation and the oldest and largest health insurance company in Illinois, since September 2002. From June 1982 to August 2002, Ms. Boudreaux held various positions of increasing responsibility at Aetna, Inc., a provider of health, dental, group, life, disability and long-term care benefits, including Senior Vice President and Head of Aetna Group Insurance, Vice President of Customer Service, and Regional Manager, Capitol Region. Ms. Boudreaux is a director of Dental Network of America and HCSC Insurance Services, both of which are subsidiaries of Health Care Service Corporation.

DIRECTOR RETIRING FROM OFFICE

Constantine E. Anagnostopoulos, director since 1986

        Dr. Anagnostopoulos, who has served on our board of directors for 19 years, is retiring from our board when his current term expires at this annual meeting. He has served on our compensation committee since 1987 and on our audit committee since 1988. We are indebted to his long-term commitment to the company and its shareholders and thank him for his expertise, guidance and counsel which have made significant contributions to the company's success.

DIRECTOR COMPENSATION

        Employee directors do not receive any additional compensation for their service on the board of directors. Non-employee directors receive the following:

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  An annual retainer of $25,000, paid quarterly;

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  from $500 to $1,500 for each board meeting they attend, depending on the circumstances of the meeting and the manner of attendance;

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  $1,000 for each committee meeting they attend in person or $500 if they participate by telephone;

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  an annual retainer of $4,000 for service as a committee chair, paid quarterly; and

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  $1,000 for each scientific review meeting, either in person or by telephone.

        Under our director deferred compensation plan, each director may choose to defer the cash compensation payable to him as a director until his service as a director ends or until a specified date. The director can elect to defer compensation in exchange for a future payment of cash, stock or a combination of cash and stock. As of March 31, 2005, three of the eight eligible directors had accounts under the plan, with two directors currently deferring their compensation under this plan.

        Eligible directors also receive stock option grants for each year (or partial year) that they serve on our board. Stock options are granted automatically under our 1998 Director Option Plan on the date of each annual meeting of shareholders or, in the case of directors elected other than at an annual meeting, upon election to the board. The plan provides for an annual grant of options to purchase 15,000 shares of Genzyme Stock to each non-employee board member, to become fully vested on the date of the next annual meeting following the date of grant. Each grant has an exercise price equal to the closing price of the stock on the date of grant and a term of ten years.

BOARD MEETINGS AND COMMITTEES

        The board of directors held 9 meetings during 2004, including an annual two-day strategic review. The board has a standing audit committee, compensation committee, and nominating and corporate governance committee. Each committee operates under a written charter adopted by our board which is publicly available on our Web site, www.genzyme.com. The contents of our Web site are not part of this document.

        We expect our board members to rigorously prepare for, attend and participate in all board and applicable committee meetings. Absent compelling and stated reasons, directors who attend fewer than 75% of regularly scheduled board and committee meetings in each of two consecutive years should not be nominated for re-election when their current term expires. Each board member is expected to ensure that other existing and planned future commitments do not materially interfere with their service as a director. We also expect that all of our board members will attend our annual meeting of shareholders. In 2004, each director attended at least 82% of all meetings of the board and all committees of the board on which he or she served. In addition, all of our directors attended the May 27, 2004 annual meeting of shareholders.

Audit Committee

        We have a separately designated standing audit committee established by the board for the purpose of overseeing our accounting and financial reporting processes and audits of our financial statements. The audit committee held ten meetings in 2004. Current members are Mr. Berthiaume (chairman), Dr. Anagnostopoulos, Ms. Boudreaux and Senator Mack, each of whom is independent as defined by the listing standards of The NASDAQ Stock Market®. Our board has identified Mr. Berthiaume as our audit committee financial expert. The committee evaluates and selects our independent auditors, reviews our audited financial statements and discusses the adequacy of our internal controls with management and the outside auditors. The committee also supervises the relationship between the company and its outside auditors, reviews the scope of both audit and non-audit services and related fees, and determines the independence of the outside auditors.

Audit Committee Report

        In the course of our oversight of Genzyme's financial reporting process, we have (i) reviewed and discussed with management the audited financial statements for the fiscal year ended December 31, 2004, (ii) discussed with PricewaterhouseCoopers LLP, the company's independent auditors, the matters required to be discussed by Statement on Auditing Standards No. 61, Communication with Audit Committees, and (iii) received the written disclosures and the letter from the auditors required by Independence Standards Board Standard No. 1, Independence Discussions with Audit Committees, discussed with the auditors their independence, and considered whether the provision of non-audit services by the auditors is compatible with maintaining their independence.

        Based on the foregoing review and discussions, we recommended to the board that the audited financial statements be included in the Company's Annual Report on Form 10-K for the year ended December 31, 2004 for filing with the Securities and Exchange Commission.

By the Audit Committee,
Douglas A. Berthiaume, Chairman Gail Koziara Boudreaux Constantine E. Anagnostopoulos Senator Connie Mack

Nominating and Corporate Governance Committee

        The purpose of the nominating and corporate governance committee is to assist the board of directors by identifying and nominating qualified individuals to become board members, to nominate candidates for appointment to board committees, to monitor a process to assess the effectiveness of the board and its committees, and to develop and implement the company's corporate governance guidelines. The committee met four times during 2004. Current members of the committee are Sen. Mack (chairman), Drs. Anagnostopoulos, Cooney and Dzau, Ms. Boudreaux and Mr. Berthiaume, each of whom is independent as defined by the listing standards applicable to issuers listed on The NASDAQ Stock Market®.

        Director selection criteria.    The nominating and corporate governance committee is responsible for reviewing with the board, on an annual basis, the appropriate personal characteristics and professional competencies required of board members to work together as a team to properly oversee Genzyme's strategies and operations.

        In general, all board members are expected to possess certain personal characteristics necessary to creating a functional board: high personal and professional ethics, integrity and values; practical wisdom and mature judgment; an inquisitive and objective perspective; professional experience at a policy-making level in business, government, education or medicine; time availability for in-person participation at all board and committee meetings; and a commitment to representing the long-term interests of our shareholders. We also recognize the desirability of racial, ethnic and gender diversity in board membership.

        In addition, the board as a group is expected to encompass the range of professional competencies advantageous to overseeing Genzyme's diverse businesses. These professional competencies include accounting and financial literacy, industry knowledge, patient-based or payor-based experience or perspective, relevant medical or scientific knowledge, business, government or management experience, and experience with international markets.

        Independence is an important selection criterion for nomination to our board. Independent directors should be free of any relationship with Genzyme or its management that may impair, or appear to impair, the director's ability to make independent judgments. At a minimum, independent directors must satisfy the criteria for independence established by The NASDAQ Stock Market®.

        Finally, candidates should be enthusiastic and excited about their service on our board and working collaboratively with existing board members to create value for all of our shareholders.

        Shareholder nominations for directorships.    Shareholders may propose a director candidate for consideration by the nominating and corporate governance committee by directing such recommendation to the Secretary of Genzyme Corporation at 500 Kendall Street, Cambridge, Massachusetts 02142. The recommendation should include the nominee's name, qualifications for board membership and consent to nomination, as well as the name, number of shares of Genzyme Stock owned and contact information of the person making the recommendation. A shareholder wishing to formally nominate a director for election at a shareholder meeting must comply with the provisions in our bylaws addressing shareholder nominations of directors. The committee will assess such recommendations and nominees based on the director selection criteria described above.

        Executive search firm.    For the last two years, the nominating and corporate governance committee has engaged Spencer Stuart, an executive search firm, to assist in identifying qualified independent candidates for addition to our board. Spencer Stuart has been charged with the task of identifying, screening and interviewing potential candidates for submission to the nominating and corporate governance committee for their consideration. Due to the upcoming retirement of Dr. Anagnostopoulos, this process is on-going in 2005.

Compensation Committee

        The compensation committee held four meetings in 2004. Current members are Drs. Cooney (chairman), Anagnostopoulos and Dzau and Mr. Berthiaume. Each member of the committee qualifies as an "outside director" within the meaning of Section 162(m) of the Internal Revenue Code, as a "non-employee director" as defined by Rule 16b-3 under the Securities Exchange Act of 1934, and as "independent" as defined by the listing standards applicable to issuers listed on The NASDAQ Stock Market®. The committee determines the compensation to be paid to all executive officers, including the chief executive officer, and administers our company benefit and equity plans, except the 1998 Director Stock Option Plan. The committee is responsible for making recommendations to the board for the compensation and benefits for non-employee directors.

EXECUTIVE COMPENSATION

Compensation Committee Report on Executive Compensation

        Our executive compensation program is designed to attract, retain, reward and motivate our executive officers and other members of senior management who contribute to our long-term success. We also seek to align executive compensation with the achievement of business objectives and individual and corporate performance. There are three elements to our executive compensation program:

  •
  base salary;

  •
  annual incentive bonuses; and

  •
  stock option grants.

        We have engaged Towers Perrin, a leading international compensation consulting firm with special expertise in biotechnology and pharmaceutical industry compensation practices, to assist us in our analysis of executive compensation. Towers Perrin helps us to define the peer group we use to compare our compensation to, advises us of developments in the design of compensation packages and provides benchmarks to compare our total compensation packages to those of companies that we compete with for executive talent.

        To determine compensation for members of our senior management, including our executive officers, for 2004, we reviewed information from SEC filings and proxy statements for peer companies, and compensation surveys of the pharmaceutical and biopharmaceutical industries provided by Towers Perrin. Our objective is to ensure that base salary ranges for our executive positions are competitive with a selected group of major biopharmaceutical companies. Each year we review our compensation philosophy for both equity and cash compensation, with the objective of ensuring our compensation program continues to be competitive and appropriate.

        Base salary.    For 2004, Mr. Termeer recommended merit increases and base salary amounts for each member of senior management (including our executive officers), other than himself, based on his assessment of each officer's individual performance. We evaluated and approved Mr. Termeer's recommendations regarding each officer's base salary taking into account each officer's past performance and our subjective assessment of individual performance relative to the competitive market information. For 2004, we approved base salary increases for our senior management group ranging from 3.4% to 8.3%, with an average increase of 5.2%. Base salary increases for the executive officers ranged from 4% to 5%, with an average increase of 4.6%.

        Incentive bonuses.    A significant portion of executive compensation consists of annual incentive bonuses. The bonus targets are closely tied to performance measures, at both the corporate level and at individual areas of responsibility. We established a bonus target for each member of senior management, including the executive officers, prior to the beginning of 2004 using the same data sources considered in setting base salaries. Mr. Termeer recommended the bonus targets for each officer other than himself, and we evaluated and approved the targets. The bonus targets included both an individual performance component and a corporate performance component.

        The corporate performance component was payable based on the extent to which Genzyme achieved the operating income goals approved by the board of directors in connection with approving the 2004 annual budget. The current corporate performance bonus formula allows for 100% payment when 100% of the target is met. If the target is exceeded, for every 1% above the target, 2.5% is added to the bonus payment up to a maximum of 150% payment for achievement of 120% or more of the target. If the target is not met, for every 1% below the target, 1.5% is reduced from the bonus payment. No corporate bonus is paid if less than 86% of the target is met.

        We evaluated the achievement of the 2004 bonus targets in March 2005. For 2004, Genzyme exceeded the operating income goals established in the 2004 budget by 12% and, in accordance with the formula, we awarded the corporate performance component at 130% of target. In evaluating achievement of the individual performance targets, we considered a business unit performance component, payable at our discretion, for those officers with operating responsibility for a specific business unit. For members of senior management with operating responsibility for specific business units, we awarded the business unit component at 0% to 150% of target. The awards ranged from 90% to 100% for executive officers with operating responsibility for specific business units. Mr. Termeer made recommendations to us for the remaining individual performance component based on his evaluation of each officer's performance for the year. We awarded the individual performance component to members of senior management at 80% to 150% of target, and to executive officers at 90% to 110% of target. For 2004, we awarded aggregate total bonuses for senior management ranging from 70% to 130% of target. Aggregate total bonuses for the executive officers, other than Mr. Termeer, ranged from 119% to 124% of target.

        Stock options.    We believe that equity compensation provides our senior management, including our executive officers, with a strong incentive to manage the business with a view toward creating and maximizing long-term shareholder value. In order to use equity compensation responsibly and maintain competitiveness, we have established guidelines to limit the total number of options that may be granted in a fiscal year to a stated percentage of shares outstanding. Broad-based option awards for Genzyme Stock were made in May 2004 to qualified employees of the company, including the executive officers and other members of senior management. In determining the number of options to grant to each officer, we looked at competitive equity data provided by Towers Perrin, the company's expected business position for the next several years and our stock option granting history. Total option grants to members of senior management ranged from 32,000 to 57,000 shares. Total option grants to our executive officers, other than Mr. Termeer, ranged from 41,000 to 81,000 shares.

        Mr. Termeer's compensation.    In determining Mr. Termeer's base salary for 2004, we considered compensation data from proxy reports of our defined peer group. We also considered Mr. Termeer's length of service with the company in the context of evaluating his application of sound business judgment and the leadership he has provided in bringing the company to where it is today. We looked at his overall job performance and considered the business challenges facing the company in the coming years. We decided that we should continue to make a significant portion of his overall cash compensation dependent on performance-based bonuses rather than base salary. We considered several corporate performance measures from 2003, including:

  •
  consolidated revenues reached $1.7 billion, an increase of 29% from 2002;

  •
  successful simplification of our capital structure by eliminating our tracking stocks;

  •
  FDA approvals for Fabrazyme and Aldurazyme, allowing us to bring critical therapies to patients;

  •
  initiation of clinical trials for Myozyme to treat Pompe disease, a devastating disorder that attacks the very young;

  •
  expansion of capacity at our Allston manufacturing facility by 50%;

  •
  U.S. and E.U. approval of our new cGMP manufacturing facilities in each of Waterford, Ireland and Haverhill, UK which will provide increased capacity to support the growth of Renagel; and

  •
  the acquisition of SangStat Medical Corporation, which provides us with an immune-oriented pipeline and Thymoglobulin, a leading antibody product used in organ transplantation.

        We believe that a significant portion of Mr. Termeer's cash compensation should be tied to performance. Therefore, at the time we determined his base salary, we set Mr. Termeer's 2004 combined bonus target at 108% of his base salary, with 64% of the bonus tied to corporate performance and 36% tied to individual performance. In March 2005, we evaluated the achievement of Mr. Termeer's bonus target. Based on our assessment of the corporate and individual objectives we established for him, we concluded that Mr. Termeer's incentive compensation should reflect the strong overall performance of the company during the year, and we awarded Mr. Termeer 126% of his targeted bonus. In reviewing Mr. Termeer's performance, we considered the following events and achievements in 2004:

  •
  Overall financial performance was significantly above the 2004 plan, with strong contributions from nearly all product lines;

  •
  A strategically sound year was demonstrated by both product diversity, growth and strategic acquisitions:

  •
  The acquisition of ILEX Oncology, Inc. brought two cancer drugs to our product portfolio, representing an important expansion of our oncology franchise;

  •
  Renagel revenues increased 29% over 2003 and is now marketed in 45 countries;

  •
  Cerezyme revenues continue to grow and maintains a superior competitive position;

  •
  Fabrazyme is now being commercially sold in 23 countries and has become a solid product contribution to revenue; and

  •
  The acquisition of the oncology/pathology testing business of IMPATH, Inc., expanding our oncology testing portfolio;

  •
  The company completed three major transactions during the year without distracting the organization from meeting, and exceeding, its goals;

  •
  Organization strength, expansion of the businesses and acquisitions have resulted in stability and depth in, and increased opportunity for, the executive management group; and

  •
  Unprecedented build-out of capital structures provided the infrastructure to achieve a successful operational year.

        In May 2004, we granted Mr. Termeer options to purchase 460,000 shares of Genzyme Stock. We determined the number of options to grant to Mr. Termeer by considering the same sources used for the other officers.

        Tax law limits on executive compensation.    Section 162(m) of the Internal Revenue Code generally does not permit Genzyme a federal income tax deduction for taxable year compensation in excess of $1,000,000 paid to our chief executive officer and the other four most highly paid officers of Genzyme. Certain performance-based compensation that has been approved by shareholders is exempt from the deduction limit. Although the 2004 salary and cash bonuses paid to our executive officers do not qualify for the performance-based exemptions, our shareholders have approved the 2001 and 2004 Equity Incentive Plans, which are designed to allow the deduction of stock options granted under those plans. We have in the past and may in the future award compensation that is not fully deductible under the statute when we view such compensation as consistent with our compensation policies and in the best interests of the company and its shareholders.

By the Compensation Committee,
Charles L. Cooney, Chairman Constantine E. Anagnostopoulos Douglas A. Berthiaume Victor J. Dzau

Summary Compensation Table

	ANNUAL COMPENSATION			LONG-TERM COMPENSATION AWARDS Securities Underlying Options(#)
Name and Principal Position	Year	Salary($)	Bonus($)	Genzyme Stock	Biosurgery Stock(1)	Molecular Oncology Stock(1)	All Other Compensation ($)(2)(4)
Henri A. Termeer Chief Executive Officer	2004 2003 2002	1,300,000 1,237,745 1,162,202	1,770,000 1,596,692 312,000	460,000 475,000 600,000	— — 125,000	— — 125,000	32,185 31,985 30,700
Earl M. Collier, Jr. Executive Vice President	2004 2003 2002	473,000 455,000 435,000	462,500 401,250 56,300	81,000 90,000 184,100	— — 75,000	— — 11,600	8,200 8,000 7,500
Georges Gemayel(3) Executive Vice President, Therapeutics	2004 2003 2002	430,000 149,808 —	452,500 345,000 —	81,000 100,000 —	— — —	— — —	66,998 244,773 —
Peter Wirth Executive Vice President; Chief Legal Officer	2004 2003 2002	625,000 600,000 565,000	455,000 417,000 83,100	81,000 90,000 185,300	— — 29,700	— — 40,000	10,127 9,927 7,500
Michael S. Wyzga Executive Vice President; Chief Financial Officer	2004 2003 2002	430,000 410,000 380,000	462,500 381,800 70,000	81,000 90,000 93,100	— — 19,300	— — 14,800	8,200 6,938 7,500

(1)    Effective July 1, 2003, as part of the elimination of our tracking stock structure, we converted each option to purchase Biosurgery Stock into an option to purchase 0.04945 of a share of Genzyme Stock. In addition, each option to purchase Molecular Oncology Stock was converted into an option to purchase 0.05614 of a share of Genzyme Stock. The shares listed for Biosurgery Stock and Molecular Oncology Stock are as granted before the conversion.

(2)    Unless otherwise noted, amounts consist of Genzyme contributions under our retirement savings plan, a 401(k) plan. For Mr. Termeer, the reported amounts also include the following insurance premiums we paid for life and disability insurance benefits:

2004	$23,985
2003	$16,370
2002	$16,370

For Mr. Wirth, the reported amounts also include $1,927 for life insurance premiums we paid in 2004 and $1,315 we paid in 2003. For Mr. Gemayel, the reported amounts include relocation expenses of $58,798 in 2004 and a sign-on bonus of $193,477 and relocation expenses of $51,296 in 2003.

(3)    Mr. Gemayel became an employee and executive officer of the company in 2003.

(4)    SEC rules require us to report the value of perquisites and personal benefits made available to a named executive officer if the aggregate amount in any year exceeds $50,000. We provide to Mr. Termeer the use of a driver for commuting to and from work and work-related events. In addition, all of our employees that hold the position of vice president or above, including the named executive officers, are entitled to utilize an executive registry program which provides access to medical and medical consulting services for traveling or relocating executives and their immediate families. The allocated incremental cost to us for these perquisites for any named executive officer in any year was less than $50,000.

Option Grants in Last Fiscal Year

	Individual Grants
					Potential Realizable Value at Assumed Annual Rates of Stock Price Appreciation for Option Term
	Number of Securities Underlying Options Granted(#)(1)	% of Total Options Granted to Employees in Fiscal 2004
			Exercise or Base Price ($/Share) (1)
Name				Expiration Date
					5%($)(2)	10%($)(2)
Henri A. Termeer	460,000	5.36	43.90	05/27/14	12,699,898	32,184,035
Earl M. Collier, Jr.	81,000	0.94	43.90	05/27/14	2,236,286	5,667,189
Georges Gemayel	81,000	0.94	43.90	05/27/14	2,236,286	5,667,189
Peter Wirth	81,000	0.94	43.90	05/27/14	2,236,286	5,667,189
Michael S. Wyzga	81,000	0.94	43.90	05/27/14	2,236,286	5,667,189
All Genzyme shareholders(3)	—	—	43.90	—	6,958,281,289	17,559,220,318

(1)    Options were granted for Genzyme Stock under the 2001 Equity Incentive Plan at 100% of fair market value on the date of grant. The options have a ten-year term and vest as to 20% on the date of grant with an additional 20% vesting annually over the next four years on the anniversary of the date of grant. These options also contain a provision for acceleration of exercisability of all unvested options in the event of a change in control of the company.

(2)    The dollar amounts under these columns are the result of calculations at the 5% and 10% rates set by the SEC and are not intended to forecast future appreciation, if any, in the price of the securities. In order to realize the potential values in the 5% and 10% columns of this table, the trading price of Genzyme Stock would have to be approximately 63% and 159% above the exercise price for each option, or $71.56 and $113.70.

(3)    The amounts shown for all our shareholders reflect the potential value if the Genzyme Stock outstanding on the record date appreciated at the rates shown over the term of the options, if shareholders bought the shares in 2004 at the listed option exercise price.

Aggregated Option Exercises in Last Fiscal Year and
Fiscal Year-End Option Values

Name	Shares Acquired on Exercise(#)	Value Realized($)	Number of Securities Underlying Unexercised Options at December 31, 2004(#) Exercisable/Unexercisable	Value of Unexercised In-the-Money Options at December 31, 2004($) Exercisable/Unexercisable(1)
Henri A. Termeer	173,620	$7,958,898	2,552,947/1,017,147	$67,675,536/$15,224,605
Earl M. Collier, Jr.	20,000	$523,224	363,329/199,326	$8,430,217/$3,462,166
Georges Gemayel	—	—	41,200/139,800	$521,554/$1,794,216
Peter Wirth	50,000	$2,101,915	607,087/207,614	$16,351,185/$3,522,722
Michael S. Wyzga	—	—	155,130/165,012	$2,591,415/$2,550,819

(1)    This number is calculated by subtracting the option exercise price from the closing price of the underlying common stock on December 31, 2004, then multiplying that number by the number of shares under the option. The closing price of Genzyme Stock on December 31, 2004 was $58.07.

Option Acceleration Upon Change in Control

        All options to purchase shares of Genzyme Stock that we have granted to our executive officers contain a provision for acceleration of exercisability of all unvested options in the event of a change in control of Genzyme.

Executive Employment Agreements

        Mr. Termeer has an employment agreement that renews automatically each January 1st for an additional one-year period, unless written notice of non-renewal is given. The agreement provided for an initial base salary in 1990 of $300,000 and is subject to increases approved by the board or the compensation committee.

        Mr. Wirth has an employment agreement that renews automatically each January 1st for an additional one-year period, unless written notice of non-renewal is given. The agreement provides that the board of directors, or a duly appointed committee of the board, shall set Mr. Wirth's salary annually, and that such base salary shall not be lower than the base salary for the preceding calendar year.

        Both agreements provide:

  •
  certain life and disability insurance benefits;

  •
  eligibility to participate in the Company's cash bonus plan;

  •
  eligibility to participate in the Company's equity incentive plans;

  •
  a lump sum payment of two times annual salary and bonus, continuation of certain benefits, and full vesting of all rights, options or awards under stock option or other equity incentive plans in the event that employment is terminated without cause;

  •
  a lump sum severance payment of three times annual salary and bonus if employment is terminated by us other than for cause or because of disability or by him for good reason following a change in control;

  •
  following termination due to a change in control:

  •
  a lump sum payment equal to the additional retirement benefit that would have been earned under any retirement plan as if employment had continued for three years,

  •
  continuation of the life, accident and health insurance coverage for three years, unless comparable benefits are provided by a new employer, and

  •
  in certain circumstances, legal costs and relocation expenses associated with the termination; and

  •
  customary confidentiality, non-competition and ownership of inventions provisions.

Executive Severance Agreements

        We have severance agreements with all of our executive officers other than Messrs. Termeer and Wirth. These agreements renew automatically each January 1st for an additional one-year period, unless written notice of non-renewal is given. Under these agreements, payments will be made under certain circumstances upon the termination of the executive officer's employment following a change in control, and consist of:

  •
  a lump sum severance payment of two times annual salary and bonus;

  •
  a lump sum payment equal to the additional benefit which would have been earned under our retirement and benefit plans if employment had continued for two years following the date of termination;

  •
  continuation of life, disability, accident and health insurance plans for 24 months, unless comparable benefits are provided by a new employer; and

  •
  in certain circumstances, legal costs and relocation expenses associated with such termination.

STOCK PERFORMANCE GRAPH

        This graph compares the five-year cumulative total shareholder returns for our common stock to that of the S&P 500 Composite Index and the NASDAQ Pharmaceutical Index. The cumulative returns are based on a $100 investment on January 1, 2000, with all dividends being reinvested.

        All amounts reflect a 2-for-1 split of Genzyme General Stock on June 1, 2001. On July 1, 2003, in connection with the elimination of our tracking stock structure, each share of Biosurgery Stock was exchanged for 0.04914 of a share of Genzyme General Stock and each share of Molecular Oncology Stock was exchanged for 0.05653 of a share of Genzyme General Stock. Prior to December 31, 2003, the Genzyme Stock prices used in this table reflect Genzyme General Stock before the elimination of our tracking stock structure.

EQUITY PLANS

        The following table gives information about shares of Genzyme Stock that may be issued under our 1997 Equity Incentive Plan, 2001 Equity Incentive Plan, 2004 Equity Incentive Plan,1998 Director Stock Option Plan, Directors' Deferred Compensation Plan and 1999 Employee Stock Purchase Plan, as of December 31, 2004:

Equity Compensation Plan Information

Plan Category	Number of securities to be issued upon exercise of outstanding options, warrants and rights (a)		Weighted-average exercise price of outstanding options, warrants and rights (b)	Number of securities remaining available for future issuance under equity compensation plans (excluding securities reflected in column (a)) (c)
Equity compensation plans approved by security holders	15,451,464	(1)	$38.84	9,613,559	(2)
Equity compensation plans not approved by security holders	18,700,249		$42.17	211,556

Total	34,151,713		$40.66	9,825,115

(1)    Includes 1,674,648 options outstanding at a weighted average exercise price of $40.49 assumed in our acquisition of ILEX Oncology, Inc. in December 2004 and 6,992 shares in deferred compensation obligations that may be paid out in Genzyme Stock.

(2)    Includes 1,565,193 shares that may be issued under our Employee Stock Purchase Plan plus 98,970 shares reserved under our Directors' Deferred Compensation Plan.

        The purpose of the 1997 Equity Incentive Plan is to attract and retain key employees and consultants, to provide an incentive for them to achieve long-range performance goals, and to enable them to participate in our long-term growth. All of our employees, except our officers and directors, are eligible to receive grants under this plan. The 1997 Equity Incentive Plan provides only for the grant of nonstatutory stock options. The exercise price of option grants may not be less than the fair market value on the date of grant. Option grants have a maximum term of ten years and generally vest over four years. The compensation committee determines the terms and conditions of each option grant, including who is eligible to receive option grants, the form of payment of the exercise price, the number of shares granted and the vesting schedule. The 1997 Equity Plan was approved by our board of directors in October 1997.

PROPOSAL TO AMEND OUR EMPLOYEE STOCK PURCHASE PLAN

General

        The purpose of our 1999 Employee Stock Purchase Plan is to provide employees who wish to become shareholders an opportunity to buy shares of Genzyme Stock under the plan on favorable terms. The plan terminates on March 24, 2009. As of March 31, 2005, 4,829,391 shares of Genzyme Stock were authorized for issuance under the plan, of which 1,343,498 remain available for issuance.

        The shares are subject to adjustment for stock splits, stock dividends and certain transactions affecting our capital stock. As a result of elimination of the Genzyme Biosurgery and Genzyme Molecular Oncology tracking stocks, effective July 1, 2003, the shares authorized under the plan for Biosurgery Stock and Molecular Oncology Stock were converted into authorized shares of Genzyme Stock.

        As of March 31, 2005, approximately 7,000 employees were eligible to participate in the plan. The closing price of our stock on March 31, 2005 as reported by NASDAQ® was $57.24.

Administration and Eligibility

        The plan is intended to qualify as an "employee stock purchase plan" under Section 423 of the federal tax code. Our board grants rights to purchase stock under the plan and, through an administrator, determines the frequency and duration of enrollments and the date(s) when stock may be purchased. General terms of participation include:

  •
  voluntary participation by employees, with the right to withdraw from the program at any time before stock is purchased;

  •
  only employees who work 20 hours or more a week and more than 5 months in a calendar year are eligible to participate in the plan;

  •
  automatic withdrawal on termination of employment;

  •
  purchase price per share is 85% of the lower of the stock's fair market value at the beginning of an enrollment period or on the purchase date;

  •
  payment is made through payroll deductions, lump sum cash payments, or both, if permitted by the board;

  •
  no employee may participate if he or she would then own 5% or more of the voting power or the value of the company's common stock;

  •
  an employee may not buy more than $25,000 worth of stock in any calendar year, based on the fair market value of the stock on their enrollment date;

  •
  no employee may allocate more than 15% of his or her annual compensation to the purchase of stock under the plan; and

  •
  no more than 1% of the shares outstanding at the end of the previous fiscal year can be issued in the current calendar year.

Description of Amendments to the Purchase Plan

        We typically ask our shareholders to fund this program each year. We analyze our historical share usage under this program, and factor population growth and employee participation levels to determine the number of shares needed to fund the program for the next year. Over the past year, our employee population has increased 25%, and currently approximately 50% of our employees participate in the plan.

        On March 14, 2005, our board approved, subject to shareholder approval, an increase of 1,000,000 shares of Genzyme Stock that may be purchased under the plan in order to ensure that sufficient shares are available to be issued until the next annual meeting of shareholders. The table below shows the total number of shares proposed to be authorized and available for issuance under the plan as of March 31, 2005:

Genzyme Stock
Total currently authorized	4,829,391
Proposed increase	1,000,000

Proposed total authorized	5,829,391
Total available for issuance	1,343,498
Proposed increase	1,000,000

Proposed total available for issuance	2,343,498

Federal Income Tax Consequences Relating to the Purchase Plan

        The following is a summary of the principal United States federal income tax consequences generally applicable to awards made to a U.S. employee under the plan. Note that there may be state, local, foreign and other taxes applicable to participants in the plan.

        Neither the grant of purchase rights nor the purchase of shares under the plan results in taxable income to the employee or in a tax deduction for us. An employee who disposes of the shares after having held them for at least two years from the first day of the enrollment period and for at least one year after the purchase date, or who dies at any time while holding the shares, will have ordinary income equal to:

  •
  15% of the fair market value of the shares on the first day of the enrollment period or, if less,

  •
  the excess of the fair market value of the shares at the time of the disposition (or death) over the purchase price.

        Any additional gain recognized by the employee in connection with the disposition will be treated as a long-term capital gain. No deduction is available to us with respect to these amounts.

        An employee who disposes of the purchased shares before having held them for the one- and two-year holding periods described above will have ordinary income equal to the excess of the fair market value of the shares at the time of purchase over the purchase price. In this case, a corresponding deduction will be available to us. Any additional gain or loss recognized in connection with the disposition will be treated as a capital gain or loss, long-term or short-term depending on the employee's tax holding period in the shares.

        Capital gain is short-term if the shares have been held one year or less, and long-term if held more than one year. The holding period for shares acquired under the plan begins on the purchase date.

PROPOSAL TO AMEND OUR 2004 EQUITY INCENTIVE PLAN

General

        The purpose of the 2004 Equity Incentive Plan is to:

  •
  attract, motivate and retain key employees and consultants capable of contributing to the successful performance of the company;

  •
  provide an incentive through stock ownership for participants to achieve long-range performance goals and create value for shareholders; and

  •
  enable employees and consultants to participate in our long-term growth.

        The plan provides for the grant of both incentive and nonstatutory stock options. The maximum number of shares available for issuance under the plan is 6,800,000 shares. As of March 31, 2005, approximately 7,000 employees were eligible for grants under the plan. The closing price of our stock on March 31, 2005 as reported by NASDAQ® was $57.24. The plan will expire on May 27, 2014.

Administration and Eligibility

        Our compensation committee has adopted standards for the grant of stock options under the plan to eligible employees and consultants. The committee also periodically reviews the standards to determine if the levels of option grants appropriately reflect our growth and the value of our stock. The committee determines the terms and conditions of each option grant, including:

  •
  who is eligible to receive stock option grants;

  •
  the form of payment of the exercise price;

  •
  the number of shares subject to options;

  •
  when the shares vest; and

  •
  the terms of exercise.

The exercise price of any stock option grant may not be less than 100% of the fair market value of the stock on the date of grant. The term of an option grant may not exceed 10 years. In addition, option grants under the plan may not be re-priced without shareholder approval.

        The standards for granting stock options under the plan include a new hire grant matrix and a general grant matrix. The new hire grant matrix determines the number of options that may be awarded to eligible new employees, other than executive officers, when they are hired. Eligibility for new hire stock option grants and the size of the grants are based on the employee's base compensation at his or her date of hire. The general grant matrix is based on an employee's base compensation plus an individual performance review rating. In order to qualify for a grant under the general grant matrix, an employee must have a rating of at least "successfully meets expectations." The senior or executive vice president responsible for a business unit approves the performance ratings for each employee in that business unit.

Summary of our Equity Compensation Program

        We believe our compensation programs must be competitive with the programs at our peer companies to attract and retain the talented people who are crucial to our success. We have analyzed the compensation programs of our peer group, and this analysis has shown that stock options are a critical component of compensation packages and should continue to be an important component of our overall compensation philosophy and program.

        Stock options are inherently performance-based because their value is directly tied to the price of Genzyme Stock over time. Our employees only benefit from stock options when the price of the stock has increased, as do shareholders. Value creation, as measured by our stock price, clearly aligns our equity program with shareholder interests. During 2004, Genzyme Stock rose 18%, and during the five years from December 31, 1999 to December 31, 2004, Genzyme Stock rose 155%.

        We also believe that equity should be distributed responsibly. Our compensation committee limits the total number of options that may be granted in a fiscal year to a stated percentage of shares outstanding, currently 3.5%, with the objective of managing the potential dilutive impact of stock options while continuing to provide option grants to substantially all of our employees. Since 1996, our outstanding stock options as a percentage of shares outstanding has declined from 30% to 17% at the end of 2004, and has declined to 15.9% as of March 31, 2005. When compared to our peer group, our outstanding options as a percentage of shares outstanding is running below the median.

        Our employee population has increased significantly over the past three years, from 5,200 at the end of 2001 to 7,100 employees at the end of 2004. We added close to 1,400 employees in 2004 alone, an increase of nearly 25%, primarily as a result of our strategic acquisitions. We are committed to continuing to have a broad-based program that provides stock option grants to all employees who meet eligibility and performance requirements. To manage the share availability limitations within the constraints of an ever-increasing population, we have reduced the size of individual stock option grants in each of the last three years, including to the senior management group. The company's financial performance has allowed us to keep the program broad-based while maintaining the ability to provide a competitive value to employees. We are hoping to make a general broad-based grant of stock options to eligible employees who meet the performance standards on May 26, 2005. However, our current reserves will not be sufficient to meet the number of shares needed for this option grant.

        On March 1, 2005, the compensation committee reviewed our existing equity plans, our history of granting stock options, and our intentions for using equity as part of our total compensation program for the coming year, which include using virtually all of the shares available for grant under our 1997, 2001 and 2004 equity plans for stock option grants in the current fiscal year. This will result in a shortage of shares going forward that will impact our ability to remain competitive in attracting and retaining employees unless and until our shareholders approve the issuance of additional shares. Following that review, the compensation committee recommended to the board, and on March 14, 2005, the board approved, subject to shareholder approval, an increase of 10,000,000 shares to the 2004 Equity Incentive Plan. The plan provides only for the grant of stock options. Our board believes that the requested additional shares to the 2004 Equity Incentive Plan will provide sufficient shares to meet our needs for stock option grants until the May 2006 annual meeting of shareholders.

        The following table shows, as of March 31, 2005, the number of shares outstanding and available for grant from all of our existing equity plans:

Plan	Options Outstanding	Options Available for Grant
1997 Equity Incentive Plan	17,977,643	158,893
2001 Equity Incentive Plan	12,436,672	667,599
2004 Equity Incentive Plan	0	6,800,000
1998 Director Stock Option Plan	467,753	318,738
Assumed Options	1,072,440	0

	31,954,508	7,945,230

        These options outstanding have a weighted average exercise price of $41.47 and a remaining contractual life of 6.8 years. The Assumed Options consist of options assumed in the acquisitions of Biomatrix, Inc. and GelTex Pharmaceuticals, Inc. in 2000, Focal, Inc. and Novazyme Pharmaceuticals, Inc. in 2001 and ILEX Oncology, Inc. in 2004. All stock options granted from our plans have been granted at a minimum exercise price that is equal to the fair market value of the underlying stock on the date of grant and have a maximum term of 10 years.

Federal Income Tax Consequences Relating to the Plan

        The following is a summary of the principal United States federal income tax consequences generally applicable to stock option awards to a U.S. employee under the plan. Note that there may be state, local, foreign and other taxes applicable to participants in the plan.

        The grant of a stock option does not result in taxable income to the option holder or in a tax deduction for us. An employee exercising an Incentive Stock Option (ISO) has no taxable income upon exercise for regular income tax purposes but may be subject to the alternative minimum tax. No tax deduction is available to us in these circumstances. Upon the exercise of a nonstatutory stock option, the employee has ordinary income equal to the excess of the fair market value of the shares acquired on the date of exercise over the option exercise price (the spread at exercise), and a corresponding deduction is available to us.

        An employee who disposes of shares acquired upon exercise of an ISO within one year following the date of exercise or within two years from the date of grant will have income, taxable at ordinary income rates, equal to the spread at exercise (or, with limited exceptions, to the gain on sale, if less), and a corresponding deduction will be available to us. Any additional gain recognized in the disposition will be taxed as a capital gain, either at long-term or at short-term gain rates depending on the employee's tax holding period in the shares. Any gain or loss recognized upon a sale or exchange of shares acquired upon exercise of a nonstatutory stock option will be taxed as a capital gain or loss, long-term or short-term depending on the holder's tax holding period in the shares. We are not entitled to claim a deduction for any such gain or loss.

        With limited exceptions, an ISO exercised more than three months following termination of the optionee's employment will be treated for tax purposes as a nonstatutory stock option, as will ISOs granted to any employee which, and including all other ISOs granted to the employee, first become exercisable in any calendar year for stock having a fair market value at time of grant in excess of $100,000.

        Under Section 162(m) of the Internal Revenue Code, the deduction available to a public corporation for compensation in any year to its chief executive officer or any of the other named executive officers listed in the compensation table on page 15 is limited to $1 million, subject to several important exceptions. Qualifying performance-based compensation is not subject to this deduction limit. The compensation associated with a stock option is treated as performance-based for this purpose if the stock option is granted with an exercise price at least equal to the fair market value of the underlying stock and is granted under a plan the material terms of which, including limits on the number of options that may be granted to any person in a specified period, are approved by stockholders. Stock options granted under the plan are intended to be eligible for this performance-based exception.

PROPOSAL TO RATIFY OUR SELECTION OF AUDITORS

        The firm of PricewaterhouseCoopers LLP, an independent registered public accounting firm, has audited the books and accounts of the company since 1989 and have audited our financial statements for the years ending December 31, 2004, 2003 and 2002. The audit committee has appointed them to serve as our auditors for the fiscal year ending December 31, 2005. Detailed disclosure of the audit and tax fees we paid to PricewaterhouseCoopers LLP in 2004 and 2003 may be found on pages 27-28 of this proxy statement. Based on these disclosures and information in the audit committee report on page 10 of this proxy statement, our audit committee is satisfied that our accountants are sufficiently independent of management to perform their duties properly. Although not legally required to do so, our board considers it desirable to seek, and recommends, shareholder ratification of its auditors for fiscal year 2005.

SHAREHOLDER PROPOSAL THAT DIRECTORS BE ELECTED ANNUALLY

        Your Board of Directors recommends that you vote against this proposal for the reasons set forth following the proposal.

        The Amalgamated Bank LongView Collective Investment Fund, located at 11-15 Union Square, New York, NY, has submitted documentation indicating that it is the beneficial owner of approximately 98,318 shares of our common stock, and has notified us that it intends to present the following proposal at our annual meeting:

  "RESOLVED: The stockholders of Genzyme Corporation ("Genzyme") request that the board of directors take the necessary steps in accordance with applicable state law to declassify the board of directors so that all directors are elected annually, such declassification to be carried out in a manner that does not affect the unexpired terms of directors previously elected."

Supporting Statement

        "The election of directors is the primary avenue for shareholders to influence corporate governance policies and to hold management accountable for its implementation of those policies. We believe that classification of the board of directors, which results in only a portion of the board being elected annually, is not in the best interests of our Company and its stockholders.

        Genzyme's board of directors is divided into three classes, with approximately one-third of all directors elected annually to three-year terms. Eliminating this classification system would require each director to stand for election annually and would give stockholders an opportunity to register their views on the performance of the board collectively and each director individually.

        We believe that electing directors in this manner is one of the best methods available to stockholders to ensure that Genzyme will be managed in a manner that is in the best interest of stockholders.

        The evidence indicates that shareholders at other companies do not favor classified boards. Shareholder proposals recommending annual elections of all directors received, on average, 70% of the vote in 2004, according to the Investor Responsibility Research Center. Also in recent years, more than 20 companies—including Pfizer, Dell, Hasbro, Bristol-Myers Squibb, Cendant, Sprint, Great Lakes Chemical and Dow Jones—sought and received shareholder approval to declassify their boards. This number was up sharply from the previous year.

        We thus urge our fellow stockholders to support this reform. A number of companies have declassified boards. We regard as unfounded the concern expressed by some that the annual election of all directors could leave companies without experienced directors in the event that all incumbents are voted out by stockholders. In the unlikely event that stockholders do vote to replace all directors, such a decision would express a dissatisfaction with the incumbent directors and would reflect the need for change.

WE URGE YOU TO VOTE FOR THIS RESOLUTION."

Statement of the Board of Directors

        We evaluate corporate governance issues affecting Genzyme on a regular basis, including, in December 2004, an examination of the appropriateness of our classified board structure. After careful consideration, and upon the recommendation of our Nominating and Corporate Governance Committee, which is comprised solely of independent directors, we have determined that it is in the best interests of Genzyme and our shareholders to maintain a classified board. We believe adopting the proposal would not be in the best interests of Genzyme's shareholders for the following reasons:

        The staggered election of directors provides continuity and stability in the management of the business and affairs of the Company.    Our current board structure ensures that a majority of the directors will always have prior experience as directors of Genzyme, with in-depth understanding of our complex business, future plans and strategic position within the industry. We believe that this continuity and stability is critical because it:

  •
  creates a more experienced board that is better able to make fundamental decisions about the business—decisions on strategic transactions, significant business commitments and appropriate use of financial and other resources;

  •
  enables us to better focus on the development, refinement and execution of mid- and long-range planning;

  •
  helps to prevent abrupt changes in corporate policies based on short-term objectives and the special interests of a select group of shareholders;

  •
  enhances the independence of non-management directors by providing them with a longer assured term of office within which to focus on the strategic goals of the business;

  •
  assists us in attracting director candidates who are interested in making a longer-term commitment to Genzyme; and

  •
  allows new directors an opportunity to gain knowledge about our businesses from continuing directors.

        A classified board enhances our ability to negotiate the best results for Genzyme's shareholders in the event of an unsolicited takeover.    Our current board structure encourages a third party to negotiate with us instead of engaging in an unfriendly or unsolicited effort to take over or restructure Genzyme that may not be in the best interests of our shareholders. It gives us the time and leverage necessary to evaluate the adequacy and fairness of any takeover proposal, consider alternative proposals, and to ultimately negotiate the best result for all shareholders. Absent a classified board, a potential acquirer could gain control of Genzyme by replacing a majority of the board (if not the entire board) with its own slate of nominees at a single annual meeting by a simple plurality of the votes cast, and without paying any premium to Genzyme's shareholders. Having a classified board does not prevent unsolicited takeover attempts, but by reducing the threat of imminent removal, it positions the incumbent board to negotiate terms to maximize the value to all shareholders.

        The benefits of a classified board structure do not come at the cost of directors' accountability to shareholders.    All directors are required by law to uphold their fiduciary duties to Genzyme and its shareholders, regardless of the length of their term of office. In addition, shareholders have an annual opportunity to express their approval, or disapproval, of the performance of the board as each class of directors stands for re-election. We believe that the current structure has not affected the accountability of Genzyme's directors to its shareholders during the 17 years it has been in place. Indeed, no director has received the support of less than 83% of the votes cast at any election since 1987, the year in which the Company held its first director elections as a publicly-held company. We think this overwhelming support is powerful evidence that our shareholders believe we are acting in their, and the Company's, best interest.

        A charter amendment would be required to declassify the board.    This shareholder proposal has been cast as a recommendation. The classified board structure is part of our shareholder approved Articles of Organization, and declassification could only occur through an amendment to those Articles. Under the Massachusetts Business Corporation Act (MBCA), an amendment to our Articles requires that the board adopt the proposed amendment prior to submitting it to the shareholders for their approval. While we would consider such an amendment, we remain subject to our fiduciary duty to act in a manner we believe to be in the best interest of Genzyme and our shareholders generally. In exercising our fiduciary duties, the MCBA permits us to take into consideration the public policy aspects of Massachusetts law. The MBCA, as amended effective July 1, 2004, provides for the staggered board structure as a statutory default for public corporations. Although we opted out of this provision because our Articles already provided for such a structure at the time this new law was enacted, the legislative history of the law demonstrates a clear preference for classified boards in the interest of public policy.

        For the reasons outlined above, after appropriate consideration, your Board of Directors recommends that the shareholders vote AGAINST this proposal.

CERTAIN RELATIONSHIPS AND RELATED TRANSACTIONS

        Dyax.    In October 1998, we entered into a collaboration agreement with Dyax to develop and commercialize one of Dyax's proprietary compounds for the treatment of chronic inflammatory diseases. In May 2002, we restructured our collaboration agreement with Dyax for the development of the kallikrein inhibitor DX-88. In 2003, we acquired a 49.99% interest in Dyax-Genzyme LLC, formerly known as Kallikrein LLC, our joint venture with Dyax for the development of DX-88 for hereditary angioedema (HAE) and other chronic inflammatory diseases.

        Pursuant to applicable accounting rules, we consolidate the results of Dyax-Genzyme LLC and our consolidated balance sheet as of December 31, 2004 includes assets of $0.5 million related to Dyax-Genzyme LLC. We have recorded Dyax's portion of this joint venture's losses as minority interest in our consolidated statements of operations for 2004.

        Under the terms of the collaboration agreement, both companies share development costs of DX-88 for HAE. In addition, Dyax will receive milestone payments from us upon dosing the first HAE patient in a pivotal clinical trial of DX-88 and upon regulatory approvals for the first indication. Dyax will also receive milestone payments from us if DX-88 is approved in additional indications. Contingent upon successful development and receipt of regulatory approvals, we will market the product worldwide. Both companies will share equally in profits from sales of DX-88 for HAE and/or other chronic inflammatory diseases.

        In May 2002, we extended to Dyax a $7.0 million line of credit. Dyax issued a senior secured promissory note in the principal amount of $7.0 million to us under which it can request periodic advances of not less than $250,000 in principal, subject to certain conditions. Advances under this note bear interest at the prime rate plus 2%, which was 7.25% at December 31, 2004, and are due, together with any accrued but unpaid interest, in May 2005. Dyax may extend the maturity of the note to May 2007 if the collaboration is in effect, no defaults or events of default exist and Dyax satisfies the financial covenants in the note as of the initial maturity date. As of December 31, 2004, Dyax had drawn $7.0 million under the note, which we have recorded as a note receivable-related party in our consolidated balance sheet.

        Mr. Blair is chairman and chief executive officer of Dyax. Dr. Anagnostopoulos is a director of Dyax. Drs. Anagnostopoulos and Cooney hold options for a total of 59,315 shares of Dyax common stock and Dr. Anagnostopoulos and Messrs. Termeer and Wirth own a total of 26,014 shares of Dyax common stock. We currently own approximately 1.8% of Dyax's outstanding common stock.

        Peptimmune.    Until March 2003, we owned 100% of Peptimmune, Inc. As a result of the sale by Peptimmune of shares of its Series B voting preferred stock to third parties, our ownership of Peptimmune decreased to approximately 12% in March 2003. We currently own approximately 10% of Peptimmune stock. We currently have service agreements with Peptimmune under which we provide research and development and general and administrative services. In 2004, Peptimmune paid us $679,400 under these service agreements. Mr. Carpenter is currently executive chairman of the board of Peptimmune and served as president and chairman of Peptimmune from January 2002 until November 2004. Peptimmune paid Mr. Carpenter a total of $258,700 in 2004. Mr. Carpenter owns 119,047 shares of Peptimmune Series B Preferred stock and 2,018,750 shares of Peptimmune common stock and holds stock options to purchase 32,250 shares of Peptimmune common stock.

SECTION 16(a) BENEFICIAL OWNERSHIP REPORTING COMPLIANCE

        Our executive officers and directors are required under Section 16(a) of the Securities Exchange Act of 1934 to file reports of ownership and changes in ownership of our securities with the SEC. Based on a review of the copies of reports furnished to us and written representations that no other reports were required, we believe that during 2004 our executive officers and directors complied with all Section 16(a) filing requirements.

INDEPENDENT AUDITORS

        The firm of PricewaterhouseCoopers LLP, independent registered public accounting firm, audited our financial statements for the years ending December 31, 2004, 2003 and 2002. Representatives of PricewaterhouseCoopers are expected to attend the annual meeting to answer any questions and will have the opportunity to make a statement if they wish.

        Effective June 1, 2002 our audit committee has instituted an "Outside Auditor Independence" policy, which permits the utilization of our independent auditors for audit, audit-related, and tax services only, subject to the audit committee's approval, and limits the audit-related and tax services to 100% of the total anticipated audit service fees for each year. This policy prohibits the utilization of our independent auditors for services other than audit, audit-related and tax services, and requires quarterly reports to our audit committee. The policy lists specific services which the committee allows, as well as specific services which are prohibited, consistent with the Securities and Exchange Commission's (SEC) release number 33-8183 ("Strengthening the Commission's Requirements Regarding Auditor Independence"), effective May 6, 2003.

        The following table presents fees for professional services rendered for the two most recent fiscal years. For 2004, the audit-related and tax fees did not exceed 100% of total audit fees.

	2004	2003
	(amounts in thousands)
Audit fees(1)	$5,168	$2,853
Audit-related fees(2)	253	318
Tax fees
Tax compliance	693	390
Other tax(3)	671	902

(1)    Audit fees include fees billed for 2003, billed and expected to be billed for 2004 by PricewaterhouseCoopers LLP for professional services rendered for the audit of our annual financial statements, the review of our financial statements included in our Forms 10-Q and 10-K, the statutory audits of our foreign subsidiaries and accounting consultations necessary for the rendering of an opinion on our financial statements. The increase in audit fees from 2003 to 2004 is primarily attributable to fees incurred in complying with the requirements of Section 404 of the Sarbanes-Oxley Act.

(2)    Audit-related services include services in connection with the SEC registration statements, due diligence and other acquisition-related services, and statutorily required audits of the financial statements of various benefit plans.

(3)    Other tax services include acquisition-related tax structuring, worldwide tax planning and other tax consultation.

SHAREHOLDER COMMUNICATIONS WITH THE BOARD OF DIRECTORS

        Our board, upon the recommendation of the nominating and corporate governance committee, has adopted a process for shareholders to send communications to the board. Shareholders may communicate directly with our board, any committee of the board or any individual board member by sending correspondence to the Secretary, Genzyme Corporation, 500 Kendall Street, Cambridge, MA 02142 or by logging on to our corporate website, www.genzyme.com, and accessing the link "Email Board of Directors" that we have provided on our governance page. All communications marked to the attention of the full board will be sent to the lead director, communications addressed to a certain committee will be sent to the chair of that committee, and communications addressed to an individual director will be sent to that director. A copy of all communications will also be provided to the chairman of the board.

SHAREHOLDER PROPOSALS

        Shareholders who wish to present proposals for inclusion in our proxy materials for our 2006 annual meeting should follow the procedures prescribed in Rule 14a-8 under the Securities Exchange Act of 1934 and our by-laws. Those procedures require that we receive a shareholder proposal in writing no later than December 19, 2005. Under our current by-laws, proposals (other than those intended for inclusion in our proxy materials pursuant to procedures described in Rule 14a-8) and director nominations may be made by shareholders if notice is timely given. To be timely, a notice with respect to the 2006 annual meeting of shareholders must be received by us no earlier than January 26, 2006 and no later than February 25, 2006, unless the date of the 2006 annual meeting of shareholders is more than 30 days from the anniversary date of the 2005 annual meeting of shareholders, in which event our by-laws provide different notice requirements. The notice must contain specified information about you and the proposed business or nomination. If any shareholder proposal is submitted after February 25, 2006, our board will be allowed to use its discretionary voting authority if the proposal is raised at the annual meeting without any discussion of the matter in the proxy statement. If you are interested in the procedures required to submit a proposal, please contact Genzyme Corporation, 500 Kendall Street, Cambridge, Massachusetts 02142, Attention: Secretary, telephone: (617) 252-7500.

SEC FILINGS

        We file annual, quarterly and current reports, as well as other information with the SEC. You can obtain any of them from the SEC at its Internet Web site at www.sec.gov or at its Public Reference Room at 450 Fifth Street, N.W., Room 1024, Washington, DC 20549. The documents are also available from us without charge by requesting them in writing or by telephone from Genzyme Corporation, 500 Kendall Street, Cambridge, Massachusetts 02142, Attention: Shareholder Relations, telephone: (617) 768-6686.

        Genzyme®, Cerezyme®, Fabrazyme® and Renagel® are registered trademarks and Myozyme™ is a trademark of Genzyme Corporation or its subsidiaries. Aldurazyme® is a registered trademark of Biomarin/Genzyme LLC. NASDAQ® and The NASDAQ Stock Market® are registered trademarks of The Nasdaq Stock Market, Inc. All rights are reserved.

ANNUAL MEETING OF SHAREHOLDERS OF GENZYME CORPORATION
Thursday, May 26, 2005

PROXY VOTING INSTRUCTIONS

TO VOTE BY MAIL
Please date, sign and mail your proxy card in the envelope provided as soon as possible.

TO VOTE BY TELEPHONE (TOUCH-TONE PHONE ONLY)
Please call toll-free 1-800-PROXIES and follow the instructions. Have your control number and the proxy card available when you call.

TO VOTE BY INTERNET
Please access the web page at "www.voteproxy.com" and follow the on-screen instructions. Have your control number available when you access the web page.

YOUR CONTROL NUMBER IS:

THIS PROXY IS SOLICITED ON BEHALF OF THE BOARD OF DIRECTORS
GENZYME COMMON STOCK

By signing this proxy, I appoint Henri A. Termeer, Michael S. Wyzga, Peter Wirth and Thomas J. DesRosier, and each of them acting singly, my attorney and proxy, with full power of substitution, to vote on my behalf all of the shares of Genzyme common stock that I am entitled to vote at the Annual Meeting of Shareholders to be held on May 26, 2005, and at any adjournments of the meeting. This proxy revokes any earlier proxy I have signed with respect to these shares.

If properly executed, this proxy will be voted in the manner you specify. If no specification is made, your shares of Genzyme common stock will be voted FOR the election of each director nominee, FOR the company sponsored proposals 2 through 4 and AGAINST the shareholder sponsored proposal 5. The proxies are authorized to vote your shares, in their discretion, on any other matter that is properly brought before the meeting.

PLEASE SIGN AND MAIL YOUR PROXY TODAY.

☒
Please mark your votes as in this example.

1.
The re-election of two directors.

Nominees:	Robert J. Carpenter	☐	FOR	☐	WITHHELD
	Charles L. Cooney	☐	FOR	☐	WITHHELD

		FOR	AGAINST	ABSTAIN
2.	A proposal to amend the 1999 Employee Stock Purchase Plan to increase the number of shares of common stock covered by the plan by 1,000,000 shares.	☐	☐	☐
3.	A proposal to amend the 2004 Equity Incentive Plan to increase the number of shares of common stock covered by the plan by 10,000,000 shares.	☐	☐	☐
4.	A proposal to ratify the selection of independent auditors for 2005.	☐	☐	☐
5.	A shareholder proposal that directors be elected annually.	☐	☐	☐

Signature:	Date:	Signature:		Date:
(if held jointly)

NOTE: Please sign exactly as your name appears on your stock certificate. When shares are held by joint tenants, both should sign. When signing as attorney, executor, administrator, trustee or guardian, please give full title as such. If a corporation, please have an authorized officer sign on behalf of the corporation. If a partnership, please have an authorized person sign on behalf of the partnership.

QuickLinks

Notice of Annual Meeting of Shareholders of Genzyme Corporation
TABLE OF CONTENTS
GENERAL INFORMATION ABOUT VOTING
STOCK OWNERSHIP
ELECTION OF DIRECTORS
DIRECTORS CONTINUING IN OFFICE
DIRECTOR RETIRING FROM OFFICE
DIRECTOR COMPENSATION
BOARD MEETINGS AND COMMITTEES
EXECUTIVE COMPENSATION
Summary Compensation Table
Option Grants in Last Fiscal Year
Aggregated Option Exercises in Last Fiscal Year and Fiscal Year-End Option Values
STOCK PERFORMANCE GRAPH
EQUITY PLANS
Equity Compensation Plan Information
PROPOSAL TO AMEND OUR EMPLOYEE STOCK PURCHASE PLAN
PROPOSAL TO AMEND OUR 2004 EQUITY INCENTIVE PLAN
PROPOSAL TO RATIFY OUR SELECTION OF AUDITORS
SHAREHOLDER PROPOSAL THAT DIRECTORS BE ELECTED ANNUALLY
CERTAIN RELATIONSHIPS AND RELATED TRANSACTIONS
SECTION 16(a) BENEFICIAL OWNERSHIP REPORTING COMPLIANCE
INDEPENDENT AUDITORS
SHAREHOLDER COMMUNICATIONS WITH THE BOARD OF DIRECTORS
SHAREHOLDER PROPOSALS
SEC FILINGS